Exhibit 99.1

Ignyta Announces Second Quarter 2014

Company Highlights and Financial Results

August 12, 2014 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), an oncology precision medicine biotechnology company, today announced company highlights and financial results for the second quarter ended June 30, 2014.

“Since the beginning of the second quarter, we have continued to make solid progress toward our goal of becoming a leading precision medicine biotechnology company by developing targeted therapeutics for cancer patients,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “We initiated our STARTRK-1 clinical trial of RXDX-101, in which leading cancer centers in the U.S., Europe and Asia will utilize a continuous daily dosing regimen in treating patients with advanced, metastatic solid tumors, and we bolstered our pipeline with the addition of our RXDX-103 and RXDX-104 development programs. We also announced promising data at ASCO from our ongoing, Italy-based ALKA-372-001 Phase I clinical trial of RXDX-101, and we continued to expand our team with incredibly talented people.”

Company Highlights

License Agreement with Nerviano for Two Additional Potential First-in-Class Programs

In August 2014, Ignyta announced that it entered into a license agreement with Nerviano Medical Sciences S.r.l. that grants Ignyta exclusive global development and commercialization rights to RXDX-103 and RXDX-104, two new drug development programs. RXDX-103 is a development candidate stage inhibitor of the cell division cycle 7-related (Cdc7) protein kinase, and RXDX-104 is a lead optimization stage program to identify a highly selective inhibitor of the rearranged during transfection (RET) tyrosine kinase. Each of these programs is in development for the potential treatment of multiple cancers.

Under the terms of the license agreement, Ignyta will assume sole responsibility for global development and commercialization of the RXDX-103 product candidate immediately, and for the RXDX-104 program upon the earlier of December 31, 2014 or the identification of a lead development candidate. Nerviano will receive an upfront payment of $3.5 million, as well as development- and regulatory-based milestone payments and tiered royalty payments on future net sales of RXDX-103 or RXDX-104.

Loss of cell cycle control is a hallmark of cancer, and interfering with the DNA replication process is a proven strategy for cancer therapy. Currently available chemotherapies, such as anti-metabolites, topoisomerase inhibitors, and crosslinking and intercalating agents, classically take a broad-based approach to inhibiting the elongation step of DNA replication. This strategy has led to successful treatment outcomes, but off-target effects can lead to dose-limiting toxicity. Cdc7 is a serine/threonine protein kinase essential for the initiation step of DNA replication during the synthesis (S) phase. Ignyta and Nerviano believe that inhibiting the initiation step rather than the elongation step of DNA replication by targeting Cdc7 could offer a more targeted therapeutic strategy for disrupting DNA replication. For example, inhibition of Cdc7 has been demonstrated to selectively kill tumor cells in a P53-independent manner, while sparing non-cancerous cells. RXDX-103 is a highly targeted cell cycle inhibitor, with high potency and selectivity against Cdc7 in vitro, and demonstrated anti-tumor effects both alone and in combination with chemotherapy in vivo.

The RET proto-oncogene is a receptor tyrosine kinase prone to gene rearrangements and other mutations, which can become oncogenic drivers in cancers such as non-small cell lung cancer and medullary thyroid cancer. While some marketed and development stage multi-kinase inhibitors induce non-selective RET inhibition that confers anti-tumor efficacy in cancer patients with RET rearrangements, such compounds often have limiting toxicities from their other mechanistic effects, such as VEGF inhibition. Ignyta believes, based on input from leading oncologists, that there is a compelling clinical need for a highly selective RET inhibitor such as RXDX-104.

Enhancement of Leadership Capacity

In August 2014, Ignyta announced that Adrian Senderowicz, M.D., joined the company as its Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs. In May 2014, the company announced that Jacob Chacko, M.D., was appointed as Chief Financial Officer, assuming responsibility for the role from Zachary Hornby, who was appointed to the newly-created role of Chief Operating Officer.

Initiation of Phase I/IIa Clinical Trial of RXDX-101

In July 2014, the company announced the multicenter initiation of its global Phase I/IIa clinical trial of RXDX-101, the company’s proprietary oral tyrosine kinase inhibitor targeting multiple solid tumor indications. This clinical trial is called STARTRK-1, which stands for Study Targeting ALK, ROS1 or TRKA/B/C, and is a Phase I/IIa, multicenter, single-arm, open-label clinical trial of continuous daily dosing of oral RXDX-101 in adult patients with locally advanced or metastatic cancer confirmed to be positive for relevant molecular alterations. The trial will involve multiple clinical sites in the U.S., Europe and Asia.

Presentation of RXDX-101 Clinical Data at ASCO Showing First Reported Response in a Trk Positive Patient

In May 2014, interim results from the first-in-human ALKA-372-001 Phase I clinical trial of RXDX-101 were presented in an oral presentation at the 2014 Annual Meeting of the American Society of Clinical Oncology (ASCO). This dose escalation study was designed to determine the maximum tolerated dose (MTD) and recommended Phase II dose, as well as preliminary anti-cancer activity of single agent RXDX-101 in patients with solid tumors with molecular alterations in the TrkA, ROS1 or ALK tyrosine kinase receptors. For each of the first three weeks of each 28-day dosing cycle, patients received RXDX-101 for four consecutive days, followed by three days without dosing. During the fourth week of each 28-day dosing cycle, patients were not dosed.

At the time of the May 2014 data cut-off for the ASCO presentation, 20 patients had been enrolled, with 19 having been dosed in the six dose cohorts. The interim findings showed:

•	no dose-limiting toxicities had been observed, no drug-related serious adverse events had been observed and no patients were discontinued from the study due to adverse events;

•	six patients remained on active treatment (four patients with partial responses and two patients with prolonged stable disease), with three patients having received 12 to 16 cycles of treatment;

•	RXDX-101 demonstrated partial responses in patients with three different cancer histologies (colorectal cancer, non-small cell lung cancer and neuroblastoma), and in patients with each of TrkA, ROS1 and ALK alterations; and

•	a patient with TrkA positive metastatic colorectal cancer had a partial response, with this patient representing what the company believes to be the first reported case of a patient with a TrkA positive tumor to be treated with a TrkA inhibitor.

Second Quarter 2014 Financial Results

For the second quarter of 2014, net loss was $5.4 million, or $0.28 per share, compared with $1.1 million, or $0.84 per share, for the second quarter of 2013.

Ignyta recorded revenue of $150,000 for the three months ended June 30, 2014. The company did not record any revenue for the three months ended June 30, 2013. The increase was due to a one-time service fee for research services conducted in the second quarter of 2014.

Research and development expenses for the second quarter of 2014 were $3.6 million, compared with $0.6 million for the second quarter of 2013. The increase was primarily due to an increase in activities relating to the development of RXDX-101. The increase between periods was also due to personnel expenses related to hiring and engaging additional employees and consultants to help advance the company’s product candidates and facilities related expenses as a result of the expansion of the company’s leased facilities space.

General and administrative expenses were $2.0 million for second quarter of 2014, compared with $0.5 million for second quarter of 2013. The increase was primarily caused by increases in personnel, audit, legal and intellectual property costs, some of which resulted from activities relating to operating as a public company, and facilities related expenses as a result of the expansion of the company’s leased facilities space.

At June 30, 2014, the company had cash, cash equivalents and marketable securities totaling $95.1 million and current and long-term debt of $10.0 million. At March 31, 2014, the company had cash, cash equivalents and marketable securities totaling $100.4 million and current and long-term debt of $10.0 million. At December 31, 2013, the company had cash and cash equivalents totaling $51.8 million and current and long-term debt of $10.0 million.

Conference Call Information

On Tuesday, August 12, 2014, the company will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT). The conference call will be available to interested parties through a live audio Internet broadcast at http://www.media-server.com/m/p/45s5jvj9, or on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at both sites for two weeks. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 85065715.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for its product candidates and discovery programs, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a biotechnology company developing precision medicine with integrated Rx/Dx solutions for cancer patients. Its goal is to discover and develop revolutionary new drugs that target activated genes in cancer cells for the customized treatment of cancer patients. Ignyta’s present focus is on the development of RXDX-101, its proprietary oral tyrosine kinase inhibitor that targets multiple solid tumor indications, the development of its newly-licensed RXDX-103 and RXDX-104 kinase inhibitors, and advancing its novel Spark discovery programs that leverage its proprietary cancer genomic and epigenomic knowledge bases. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the company’s ability to develop targeted therapeutics for cancer patients; the progress of and data from Ignyta’s clinical trials and other studies; the clinical needs for the company’s product candidates and the company’s development plans and focus on such candidates; and the company’s financial position and results of operations, including any projections relating to such position or future results. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; regulatory developments in the United States and foreign countries; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing Phase I/II clinical trials of RXDX-101, or any future clinical trials, to differ from preliminary results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates, including reliance on Nerviano for the prosecution and maintenance of certain key intellectual property for all of Ignyta’s in-licensed product candidates; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

SUMMARY CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended June 30,
	2014	2013
	(in thousands, except per share data)
Revenue	150	—
Operating costs and expenses
Research and development	3,576	585
General and administrative	2,039	527

Total operating costs and expenses	5,615	1,112

Loss from operations	(5,465)	(1,112)
Other income (expense)	42	(29)
Loss before income tax	(5,423)	(1,141)
Income tax provision	—	—

Net loss	$(5,423)	$(1,141)

Basic and diluted net loss per share	$(0.28)	$(0.84)

Shares used to calculate net loss per share	19,579	1,367

IGNYTA, INC.

SUMMARY CONDENSED BALANCE SHEETS

	June 30, 2014 (Unaudited)	December 31, 2013 (Audited)
	(in thousands)
ASSETS
Cash and cash equivalents	$34,565	$51,804
Short term investments	40,839	—
Prepaid expenses and other current assets	848	671

Total current assets	76,252	52,475
Fixed assets, net	2,529	831
Long term investments	19,743	—
Other assets	63	13

Total assets	$98,587	$53,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,988	$812
Accrued expenses and other liabilities	1,603	590
Notes payable, current portion	1,525	—
Warrant liability	182	129

Total current liabilities	5,298	1,531
Notes payable, net of current portion and discount	7,572	8,950
Other liabilities	1,050	1,050

Total liabilities	13,920	11,531
Total stockholders’ equity	84,667	41,788

Total liabilities and stockholders’ equity	$98,587	$53,319